                                                                   Exhibit 10.51

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT (the "Agreement"), dated as of April 9, 2001 (the "Effective Date"), is by and between Spherion Corporation, a Delaware corporation (hereinafter referred to as the "Company"), and Cinda A. Hallman (hereinafter the "Executive").

                                    RECITALS

      A. The Executive currently serves as a member of the Board of Directors of the Company (the "Board").

      B. The Company desires to employ the Executive and to enter into this Agreement embodying the terms of such employment.

      C. The Executive desires to be employed by the Company and to enter into this Agreement embodying the terms of such employment.

                                   AGREEMENTS

      NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.    EMPLOYMENT.

      a) TITLES AND DUTIES. During the Term (as defined in Section 2 hereof), the Executive shall serve as President and Chief Executive Officer of the Company. The Executive shall perform and assume all duties and responsibilities customary to such position and shall devote all of her business time and energies thereto. In carrying out such duties and responsibilities, the Executive shall report to, and be subject to the direction of, the Board.

      b) OTHER ACTIVITIES. Notwithstanding the foregoing, the Executive may, with the prior written approval of the Board, (i) serve on the boards of directors or equivalent bodies of nonprofit organizations and business entities and (ii) undertake outside speaking and writing engagements, in each case provided that the Board concludes in its sole discretion none of the foregoing activities materially interferes with the performance of the Executive's duties hereunder or creates a potential business conflict or the appearance thereof. The Company hereby acknowledges that the Executive shall be entitled to continue serving as a member of the United Way of America Board of Governors, as a committee member of the National Academies, National Research Council, Division of Earth and Life Studies, and as a member of the board of directors of Bowater Incorporated, provided that such service does not, in the future, materially interfere with the performance of the Executive's duties hereunder or create a potential business conflict or the appearance thereof. The Executive shall be entitled to retain any compensation received on account of services rendered in accordance with this Section.

      c) BOARD SERVICE. It is the intention of the parties that the Executive be elected by the shareholders of the Company to serve as a member of the Board during the Term. The Company shall recommend to the Nominating Committee of the Board that the Executive be nominated as a director of the Company during the Term, consistent with the Company's By-Laws, and the Company shall use its best efforts to have the Executive so elected. In addition, the Company shall recommend to the Board that the Executive be designated as a member of the Executive Committee of the Board, consistent with the Company's By-Laws.

2.    TERM.

      a) IN GENERAL. The term of employment under this Agreement shall commence as of the Effective Date and end on the third anniversary of the Effective Date, unless further extended or sooner terminated as hereinafter provided (the "Term").

      b) EXTENSION. On the third anniversary of the Effective Date and each succeeding anniversary, the Term shall automatically be extended for an additional one (1) year period unless, not later than six (6) months prior to such anniversary, either party shall have given written notice to the other that the Term shall not be extended further.

      c) CHANGE IN CONTROL. If a Change in Control (as defined in Appendix A hereto) of the Company shall have occurred during the Term, the provisions of Sections 2(a) and (b) shall no longer apply, and instead, this Agreement shall continue in effect for a period of 24 months beyond the month in which such Change in Control occurred; provided, that if the Company shall become obligated to make any payments or provide any benefits pursuant to Section 11(e) hereof, this Agreement shall continue for the period necessary to make such payments or provide such benefits. Following the end of the 24-month period and on each succeeding anniversary thereof, the Term shall automatically be extended for an additional one (1) year period unless, not later than six (6) months prior to such date, either party shall have given written notice to the other that the Term shall not be extended further.

3.    BASE SALARY.

      The Company shall pay the Executive, in accordance with the Company's regular payroll practices applicable to salaried employees, an annualized base salary of not less than $775,000, as the same may from time to time be increased, but not decreased, at the sole discretion of the Board or the Compensation Committee of the Board (the "Compensation Committee").

4.    CASH BONUS.

      As soon as administratively practical following the Effective Date, but in no event later than 15 business days after the Effective Date, the Company shall pay the Executive a one-time lump sum cash "sign-on" bonus in an amount equal to $850,000 (the "Sign-On Bonus"). In the event the Executive's employment with the Company terminates for any reason (other than a termination by the Company without Cause (as defined in Section 11(b)), by the Executive for Good Reason (as defined in Section 11(c)) or by the Executive pursuant to Section 11(e)(y)) at any time during the 12-month period commencing on the Effective Date, the Executive shall be required to return the Sign-On Bonus to the Company no later than 45 days following such termination date; provided, however, that if the Executive's employment with the Company terminates on account of the Executive's death or Disability (as defined in Section 11(a)), the Executive (or, in the event of the Executive's death, the Executive's estate) shall be entitled to retain an amount equal to the Sign-On Bonus multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company between the Effective Date through the date of such termination of employment and the denominator of which is 365 (the "Retained Amount") and shall be required to return to the Company during the above-mentioned 45-day period, the Sign-On Bonus less the Retained Amount. Notwithstanding the foregoing or anything in this Agreement to the contrary, the Company shall have the right to offset any payment provided for in this Agreement or any accrued obligation or other payments (if any) by any outstanding portion of the Sign-On Bonus which is required to be returned to the Company that has not otherwise been timely returned.

5.    STOCK OPTIONS AND DEFERRED STOCK UNITS.

      a) STOCK OPTION GRANT. i) The Company shall recommend to the Compensation Committee, which administers the Company's 2000 Stock Incentive Plan (the "2000 Stock Incentive Plan"), that, as of the Effective Date (the "Grant Date"), the Company grant to the Executive an option (the "Option") with respect to 400,000 shares of the Company's common stock, par value $.01 (the "Common Stock") at an exercise price equal to the fair market value of the Common Stock on the Grant Date. The Option shall, to the maximum extent permitted by applicable law, be designated as an incentive stock option ("ISO") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and, to the extent not allowable, the Option shall be a non-qualified stock option.

                  ii) VESTING. The Option shall vest and become exercisable in installments as provided herein, which shall be cumulative. Subject to the terms in Section 5(a) and Sections 11(a)(vi), (c)(iv) and
            (e)(vi), one-third of the Option shall vest and become exercisable on each anniversary of the Grant Date so that the Option becomes fully vested and exercisable on the third anniversary of the Grant Date, provided the Executive remains continuously employed by the Company or any Subsidiary (as defined in the 2000 Stock Incentive
            Plan) at all times through the applicable vesting date. Any unexercised portion of the Option shall be forfeited in its entirety (whether vested or unvested) in the event the Executive's employment with the Company is terminated by the Company for Cause. Notwithstanding the foregoing, in the event that (I) the Executive exercises all or any portion of the Option on or after the date the Company serves written notice of its intent to terminate her for Cause but prior to the Board's (excluding the Executive) approval of such Cause termination (as contemplated under the third paragraph of Section 11(b)) or (II) the Executive exercises all or any portion the Option on or after the date the Executive terminates her employment other than for Good Reason but within 30 days of the discovery by the Board of the Cause event, then the Company shall be entitled to recover from the Executive, and the Executive shall pay over to the Company, an amount equal to the after-tax gain realized as a result of such exercise (whether at the time of exercise or thereafter).

                  iii) EXERCISABILITY. The Option shall, in all events, expire, if not exercised, on the tenth (10th) anniversary of the Grant Date. In the event of the Executive's termination of employment with the Company or any Subsidiary (as defined in the 2000 Stock Incentive
            Plan) for any reason (other than a termination by the Company without Cause or by the Executive for Good Reason), the Option shall remain exercisable until the earlier of (I) the expiration of the Option term; or (II) the shortest of (x) the first anniversary of the Executive's date of termination, (y) the customary period currently provided to other senior-level executives or (z) such period as may be required in order that any portion of the Option that might otherwise qualify as an ISO should continue to be so qualified. In the event of the Executive's termination of employment with the Company or any Subsidiary (as defined in the 2000 Stock Incentive Plan) by the Company without Cause or by the Executive for Good Reason, the Option shall remain exercisable until the earliest of (I) the expiration of the Option term; (II) the first anniversary of the Executive's date of termination; or (III) such period as may be required in order that any portion of the Option that might otherwise qualify as an ISO should continue to be so qualified.

                  iv) RELOAD FEATURE. As an inducement to encourage the
            Executive to exercise the Option and to acquire and hold shares of Common Stock, the Option shall contain a reload feature (the "Reload Feature"). Under the Reload Feature, if (I) the Executive exercises all or any portion of the Option (x) at least six (6) months prior to the expiration of the Option, (y) while employed by the Company, and (z) prior to the expiration date of the 2000 Stock Incentive Plan and (II) the Executive pays the exercise price for the portion of the Option so exercised or pays applicable withholding taxes by using Common Stock owned by the Executive for at least six (6) months (or such other period necessary to avoid a charge, for accounting purposes, against the Company's earnings as reported in the Company's financial statements) prior to the date of exercise, the Executive shall be granted a new stock option (the "Reload Option") on the date all or any portion of the Option is exercised to purchase the number of shares of Common Stock equal to the number of shares of Common Stock exchanged by the Executive to exercise the Option or to pay withholding taxes thereon. The Reload Option shall be exercisable on the same terms and conditions as apply to the Option except that (I) the exercise price shall be the fair market value (as defined in the 2000 Stock Incentive Plan) of the Common Stock on the date the Reload Option is granted and (II) the expiration of the Reload Option shall be the date of expiration of the Option. The Executive shall not be permitted to reload the Reload Option unless otherwise permitted by the Committee in its sole discretion. In no event shall the inclusion of the Reload Feature in the Option be construed to imply or require that future grants of stock options to the Executive shall contain a similar feature nor shall the grant of a Reload Option in any year be construed to imply or require the exclusion of the Executive from consideration of equity incentive award grants.

                  v) FORM OF OPTIONS. The Option shall be granted pursuant to and, to the extent not contrary to the terms of this Agreement, shall be subject to all of the terms and conditions imposed upon stock options granted under the 2000 Stock Incentive Plan.

      b) DEFERRED STOCK UNIT GRANT. i) The Company shall recommend to the Compensation Committee that, as of the Grant Date, the Company grant to the Executive 25,000 deferred stock units ("DSUs").

            ii) VESTING. The DSUs shall vest and become exercisable in installments as provided herein, which shall be cumulative. Subject to the terms in Section 5(b) and Sections 11(a)(vi), (c)(iv) and (e)(vi), one-third of the DSUs shall vest and become exercisable on each anniversary of the Grant Date so that all of the DSUs become fully vested on the third anniversary of the Grant Date, provided the Executive remains continuously employed by the Company or, to the extent provided in the plan, by any subsidiary or other affiliate of the Company, at all times through the applicable vesting date. The DSUs shall be forfeited in their entirety (whether vested or unvested) in the event the Executive's employment with the Company or, to the extent provided in the plan, by any subsidiary or other affiliate of the Company, is terminated by the Company for Cause.

            iii) FORM OF DSUS. The DSUs shall be granted pursuant to and, to the extent not contrary to the terms of this Agreement, shall be subject to all of the terms and conditions imposed upon deferred stock units granted under the Company's Deferred Compensation Plan.

      c) RESTRICTED STOCK. i) The Company shall recommend to the Compensation Committee that, effective as of the Grant Date, the Company grant to the Executive 62,500 restricted shares of Common Stock (the "Restricted Stock"). Shares of Common Stock to be issued pursuant to this Section 5(c) shall be made available only from issued shares of Common Stock reacquired by the Company and held in treasury.

            ii) VESTING. Subject to the terms in Section 5(c) and Sections 11(a)(vi), (c)(iv), and (e)(vi), the restrictions with respect to one-third of the shares of Restricted Stock shall lapse on each of the six-month, twelve-month and eighteen-month anniversaries of the Grant Date, provided the Executive remains continuously employed by the Company at all times through the applicable vesting date.

            iii) FORM OF RESTRICTED STOCK. The Restricted Stock shall have, to the extent not contrary to the terms of this Agreement, the same terms and conditions imposed upon Restricted Stock granted under the 2000 Stock Incentive Plan.

6.    INCENTIVE AWARDS.

      a) Except with respect to the 2001 calendar year, the Executive shall participate in the Company's stockholder-approved annual incentive plan for senior-level executives as in effect from time to time, subject to the performance standards set by the Compensation Committee. Payment of any annual incentive award shall be made at the same time that such awards are paid or payable to other senior-level executives of the Company. The Executive hereby expressly acknowledges that she shall not be entitled to any annual incentive target bonus or any other bonus (other than the Sign-On Bonus) for the period commencing on the Effective Date and ending on December 31, 2001, unless the Compensation Committee determines otherwise in its sole discretion. Thereafter, the Executive shall have the opportunity to earn a minimum annual target bonus of at least 100% of her annual base salary contingent upon the attainment of one or more pre-established performance goals established by the Board or the Compensation Committee, subject to the terms and conditions of the 2000 Stock Incentive Plan or another stockholder-approved plan of the Company.

      b) In addition to the Option granted under Section 5(a) hereof, the Executive shall be eligible to receive grants under the Company's long-term incentive plan as in effect from time to time; provided, however, that the size, type and other terms and conditions of any such grant to the Executive shall be determined by the Compensation Committee in its sole discretion.

      c) The Company agrees that the Compensation Committee, or such other committee succeeding to such committee's responsibilities with respect to executive compensation, may make such equitable adjustments to any performance targets contained in any awards under the Company's current incentive compensation plans, or any additional or successor plan in which the Executive is a participant, as the Compensation Committee determines may be appropriate to eliminate any negative effects from any transactions relating to a Change in Control (such as costs or expenses associated with the transaction or any related transaction, including any reorganizations, divestitures, recapitalizations or borrowings, or changes in targets or measures to reflect the disruption of the business, etc.), in order to preserve reward opportunities and performance objectives.

      d) The Executive shall not be subject to the Company's stock ownership guidelines.

7.    BENEFITS, FRINGES AND PERQUISITES.

      a) The Executive shall be entitled to participate in all employee pension and welfare benefit, fringe benefit and perquisite plans and programs made available to the Company's senior-level executives as in effect from time to time, subject to the terms and conditions of the applicable plan and program, including satisfaction of any eligibility requirements.

      b) Without limiting the generality of Section 7(a), the Company shall pay for or reimburse the Executive for the reasonable expenses incurred by the Executive in connection with obtaining professional tax and financial planning advice, up to a maximum of $15,000 for each 12-month period during the Employment Term.

8.    VACATION.

      The Executive shall be entitled to vacation in accordance with the Company's vacation policy applicable to its senior-level executives. Vacations shall be arranged in order that they not materially interfere with the normal functioning of the Company's business activities or the performance of the Executive's duties hereunder.

9.    BUSINESS EXPENSES.

      The Company shall reimburse the Executive for any ordinary, necessary and reasonable business expenses that the Executive incurs in connection with the performance of her duties under this Agreement, including all reasonable expenses of travel and living expenses while away from home or business and in the service of the Company, in accordance with the Company's policy regarding the reimbursement of business expenses for its chief executive officer.

10.   RELOCATION; MOVING EXPENSES.

      a) The Executive shall relocate to the vicinity of Company's current headquarters (or such other location where the Company is engaged in significant business activities agreed to in writing by the Company) within six (6) months of the Effective Date (the "Relocation Period"). The Company agrees to pay for or reimburse the Executive for the following expenses and costs actually incurred by the Executive during the Relocation Period, except that the costs and expenses described in clause (i) shall be paid or reimbursed when incurred, whether or not during the Relocation Period, provided such costs or expenses are incurred during the Term: (i) all reasonable expenses incurred by Executive in moving any items of personal property owned by the Executive from Delaware to the Company's current headquarters (or such other location where the Company is engaged in significant business activities agreed to in writing by the

Company); (ii) the reasonable cost of a reasonable number of house hunting trips for the Executive; and (iii) the reasonable cost of up to three (3) one-person round trip airfare trips per month (first class airfare) between Delaware and the Company's current headquarters (or such other location where the Company is engaged in significant business activities agreed to in writing by the Company) which may be used by the Executive until the earlier of (x) the expiration of the Relocation Period or (y) the date the Executive relocates to the Company's current headquarters (or such other location where the Company is engaged in significant business activities agreed to in writing by the Company). In addition, during the period prior to her relocation (but in no event for more than six (6) months after the Effective Date), the Company shall provide suitable temporary housing and utility expenses for the Executive's use when she is at the Company's current headquarters (or such other location where the Company is engaged in significant business activities agreed to in writing by the Company).

      b) During the Term, the Company shall also reimburse Executive for the following reasonable costs:

            i) All reasonable transaction costs associated with the Executive's purchasing her new residence in the area of the Company's current headquarters (or such other location where the Company is engaged in significant business activities agreed to in writing by the Company), including closing costs, inspections, title insurance, reasonable legal expenses (other than for any litigation or other dispute) and statutory expenses; and

            ii) All reasonable transaction costs associated with the Executive's selling her current principal residence, including standard brokerage commissions, closing costs, legal expenses (other than for any litigation or other dispute) and statutory fees, but not any costs of repairing, changing or decorating the residence prior to, or as a condition of, selling or any costs to pay off or bond any liens or judgments. In addition, subject to the conditions specified in this Section 10(b), the Company will guarantee the sale of the Executive's current principal residence at a price equal to the Appraised Value (as defined below) of such residence. The Executive shall use her best efforts to sell such residence for a price equal to or greater than the Appraised Value. If, notwithstanding such efforts, the Executive concludes in good faith that any offer therefor that is less than the Appraised Value is a reasonable offer, she may accept such offer, provided that if the Appraised Value is $500,000 or less, such offer is equals at least 80% of the Appraised Value and if the Appraised Value is more than $500,000, such offer equals at least 90% of the Appraised Value, and the Company will pay the Executive the difference between the sale price of the home and the Appraised Value. If, notwithstanding such efforts, the Executive does not sell the home within one (1) year following the Effective Date, the Company will purchase the home for the Appraised Value provided the Executive delivers to the Company the title to such property free and clear of any and all liens, judgments or other encumbrances.

            For purposes of this Agreement, the "Appraised Value" shall be the average of the appraised values determined by two independent real estate appraisal companies mutually acceptable to both the Company and the Executive provided that the higher appraisal is not more than 5% higher than the lower appraisal. If the difference between the two appraisals is more than 5%, then the two mutually acceptable independent real estate appraisal companies shall appoint a third independent real estate appraisal company, and the average of the three appraisals shall be the Appraised Value. All expenses of the appraisers shall be paid by the Company.

      c) The Company shall gross up for tax purposes any deemed income arising pursuant to the payment or benefits provided under this Section 10, including this Section 10(c), so that the economic benefit is the same to the Executive as if such payment or benefits were provided on a non-taxable basis to the Executive. All amounts payable under this Section 10 shall be subject to the Executive's presentment to the Company of appropriate documentation.

11.   TERMINATION OF EMPLOYMENT.

      a) DEATH OR DISABILITY. The Executive's employment shall terminate upon the Executive's death, and Company may terminate the Executive's employment due to Disability. If, during the Term, the Executive's employment is terminated due to death or Disability, the Executive (or Executive's estate or legal representative, as the case may be) shall, subject to Section 20, be entitled to receive:

            i) Executive's base salary through the date of such termination of employment at the rate in effect at the time thereof;

            ii) an amount, payable at the same time that annual incentive awards for the year in which the Executive's employment so terminates are paid to senior-level executives of the Company, equal to the product of the Executive's annual incentive award target for such year and a fraction, the numerator of which is the number of days in such year through the date of such termination of employment, and the denominator of which is 365; provided, however, that no such amount shall be paid to the Executive (or to Executive's estate or legal representative, as the case may be) if annual incentive awards for such year are not paid to senior-level executives of the Company generally;

            iii) reimbursement for expenses incurred by the Executive in accordance with the Company's policy but not reimbursed prior to the date of such termination of employment;

            iv) any vested deferred base salary and annual incentive awards (including interest or other credits on such deferred amounts); and

            v) any other compensation or benefits that may be owed or provided to the Executive in accordance with the terms and conditions of any applicable plans and programs of the Company (the sum of amounts described in clauses (i), (iii), (iv) and (v) shall be referred to in this Agreement as the "Accrued Obligations").

            vi) any vesting or service requirements with respect to any employee stock options, restricted stock or deferred stock units previously granted to the Executive and then outstanding shall be deemed satisfied to the extent such requirements would have been satisfied had the Executive's employment continued until the end of the 12-month period commencing on the Executive's date of death or termination for Disability, as applicable.

      For purposes of this Agreement, "Disability" shall mean the Executive's inability, by reason of illness or other physical or mental disability, notwithstanding reasonable accommodation by the Company which does not have an undue hardship on the Company, to perform the principal duties required by the position held by the Executive at the inception of such illness or disability, for any consecutive 180-day period. A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, in the Executive's incapacity to designate a doctor, the Executive's legal representative. If the Company and the Executive cannot agree on the designation of a doctor, then each party shall nominate a qualified medical doctor, the two doctors shall select a third doctor, and the third doctor shall make the determination as to Disability. The Company shall pay the costs of any doctor(s) selected pursuant to this Section.

      b) FOR CAUSE. The Company may terminate the Executive's employment for Cause if the Board determines that Cause exists and serves written notice of such termination to the Executive. If, during the Term, the Company terminates the Executive's employment for Cause, all of the Executive's annual incentive awards, long-term incentive awards, stock options and other stock or long-term incentive grants whether or not then vested or exercisable (except to the extent provided in Section 11(b)(ii)) shall be canceled as of the date of the Board's written notice of termination (the "Cancelled Incentives"), and the Executive shall, subject to Section 20, be entitled to receive:

            i) the Accrued Obligations (other than the Cancelled Incentives);
      and

            ii) any vested deferred base salary and vested annual incentive awards (including interest or other credits on such deferred amounts but not including unvested bonuses or amounts payable for the year in which the Board's written notice of termination for Cause is made, or unvested bonuses or amounts payable after the Board's written notice of termination for Cause is made).

      The Executive shall be entitled to receive no other compensation or benefits, whether pursuant to this Agreement or otherwise, except as and to the extent required by law.

      For purposes of this Agreement, "Cause" shall mean one or more of the following, provided, however, that (y) the Company provides written notice to the Executive of its intent to so terminate her within 90 days after the discovery by the Board of the Cause event, and (z) such termination has been approved by the vote of two-thirds of the entire Board (excluding the Executive) at or following a meeting at which the Executive and her counsel had the right to appear and address such meeting after receiving at least 10 business days written notice of the meeting and reasonable detail of the facts and circumstances claimed to provide a basis for such termination:

            (I) the material violation by the Executive of any of the terms and conditions of this Agreement or any other written agreement between the Executive and the Company (after 30 days following written notice from the Board specifying such material violation and the Executive's failure to cure or remedy such material violation within such 30-day period);

            (II) the Executive's inattention to or failure to perform the Executive's assigned duties and responsibilities competently, or her failure to follow the legal written direction of the Board (after 30 days following written notice from the Board specifying such failure, and the Executive's failure to cure or remedy such failure within such 30-day period) in either case other than as a result of a Disability;

            (III) engaging in activities or conduct injurious to the reputation of the Company or its affiliates including engaging in immoral acts which become public information or repeatedly conveying to one person, or conveying to an assembled public group, negative information concerning the Company or its affiliates;

            (IV) commission of an act of willful misrepresentation, fraud or dishonesty (other than good faith expense account disputes), including misappropriation of funds or any property of the Company;

            (V) any willful misconduct by the Executive with regard to the Company that has, or was intended to have, a material adverse impact on the Company or its affiliates; or

            (VI) the Executive's conviction of, or pleading nolo contendere or guilty to, a felony (other than (A) a traffic infraction or (B) solely resulting from vicarious liability solely by virtue of her position with the Company provided that the Executive did not have actual knowledge that the actions or omissions creating the liability was in violation of the law and the Executive relied in good faith on the advice of counsel with regard to the legality of such action or inaction

      (or the advice of other specifically qualified professionals as to the appropriate or proper action or inaction to take with regard to matters which are not matters of legal interpretation)).

      c) WITHOUT CAUSE/FOR GOOD REASON. The Company may terminate the Executive's employment without Cause and the Executive may terminate her employment for Good Reason. The Company's written notice to the Executive that the Term shall not be extended as provided in Sections 2(b) or (c) hereof shall constitute a termination of the Executive's employment without Cause. If, during the Term, the Company terminates the Executive's employment without Cause, other than due to Disability, or the Executive terminates her employment for Good Reason, then in lieu of any amount otherwise payable under this Agreement, or as damages for termination of Executive's employment without Cause, the Executive shall, subject to Section 20, be entitled to receive:

            i) Accrued Obligations;

            ii) A cash severance payment (reduced by any applicable payroll or other taxes required to be withheld) equal to the product of three (3) times the sum of the Executive's annual salary for the current year plus her target annual incentive payment for the current year (provided that if the notice of termination is given prior to the determination of the Executive's salary or target annual incentive payment for the year in which the notice of termination is given, then the amounts shall be the annual salary for the prior year and the greater of the target annual incentive payment for the prior year or the actual annual incentive payment earned by the Executive for the prior year), payable in three equal installments on the six-month, eighteen-month and thirty-month anniversaries of the date of the Executive's termination of employment. The current year shall be (A) for purposes of determining annual salary, the year then generally used by the Company for setting salaries for senior-level executives, and (B) for purposes of determining target annual incentive payment, the year then generally used by the Company for setting target annual incentive payments for senior-level executives, in which the Board gives the Executive written notice of termination, and the prior year shall be the 12-month period immediately preceding the current year.

            iii) During the 36 months following the notice of termination (the "Continuation Period"), the Company shall continue to keep in full force and effect all programs of medical, dental, vision, accident, disability, life insurance, including optional term life insurance, and other similar health or welfare programs with respect to the Executive and her dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such programs shall have been in effect with respect to the Executive immediately prior to the notice of termination, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the notice of termination or, if the terms of such programs do not permit continued participation by the Executive (or if the

      Company otherwise determines it advisable to amend, modify or discontinue such programs for employees generally), the Company shall otherwise provide benefits substantially similar to and no less favorable to the Executive in terms of cost or benefits than she was entitled to receive at the end of the period of coverage, for the duration of the Continuation Period. All benefits which the Company is required by this Section 11(c)(iii) to provide, which will not be provided by the Company's programs described herein, shall be provided through the purchase of insurance unless the Executive is uninsurable. If the Executive is uninsurable, the Company will provide the benefits out of its general assets.

            In the event the Executive obtains other employment during the Continuation Period which provides health or welfare benefits of the type described in this Section 11(c)(iii) hereof ("Other Coverage"), then Executive shall notify the Company promptly of such other employment and Other Coverage, and the Company shall thereafter not provide the Executive and her dependents the benefits described in this Section 11(c)(iii) hereof to the extent that such benefits are provided under the Other Coverage. Under such circumstances, the Executive shall make all claims first under the Other Coverage and then, only to the extent not paid or reimbursed by the Other Coverage, under the plans and programs described in this Section 11(c)(iii) hereof, provided, however, that if the Executive is eligible for health plan benefits as part of such Other Coverage, the Company shall no longer be obligated to provide any continuing health plan benefits.

            iv) Any vesting or service requirements with respect to any employee stock options, restricted stock or deferred stock units previously granted to the Executive and then outstanding shall be deemed fully satisfied.

      The Executive shall be deemed to have terminated her employment for "Good Reason" if she terminates employment during the Term within 90 days of the occurrence of any of the following events without her express written consent (which she may grant or deny in her sole discretion):

            (I) the material violation by the Company of any of the terms and conditions of this Agreement or any other written agreement between the Executive and the Company (after 30 days following written notice from the Executive specifying such material violation and the Company's failure to cure or remedy such material violation within such 30-day period);

            (II) the Executive's demotion, or the assignment to the Executive (other than temporarily when the Executive is Disabled) of duties materially inconsistent with the Executive's then position, authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) (after 30 days following written notice from the Executive specifying such demotion or assignment and the Company's failure to cure or remedy such demotion or assignment within such 30-day period);

            (III) a reduction in the Executive's base salary below its highest prior level or of the Executive's minimum annual target bonus percentage below 100% of her annual base salary, or any disproportionate reduction in the availability to the Executive of plans, programs or benefits of the Company as compared to those generally available to other senior executives thereof (after 30 days following written notice from the Executive specifying such reduction and the Company's failure to cure or remedy such reduction within such 30-day period);

            (IV) during the 24-month period following the date of a Change in Control, relocation of the Executive (excluding reasonable travel on the Company's business to an extent substantially consistent with the Executive's business obligations) to a location that is at least fifty
      (50) miles from the Company's headquarters immediately prior to the Change in Control or the Executive's principal business location immediately prior to the Change in Control;

            (V) the failure of the Company to obtain and deliver to the Executive a satisfactory written agreement from any successor thereto to assume and agree to perform this Agreement; or

            (VI) the failure to elect or re-elect the Executive to the Board.

      Notwithstanding the foregoing, any failure to extend the Term pursuant to Sections 2(b) or (c) shall not constitute Good Reason, provided, however, that the foregoing is not intended to conflict with the second sentence of Section 11(c) hereof.

      d) VOLUNTARY TERMINATION. If, during the Term, the Executive terminates her employment other than for Good Reason or due to Retirement, the Executive shall, subject to Section 20, be entitled to receive:

            i) the Accrued Obligations (other than the Cancelled Incentives);
      and

            ii) no other compensation or benefits except as and to the extent required by law.

      e) CHANGE IN CONTROL. In the event (x) the Company terminates the Executive's employment without Cause or the Executive terminates her employment for Good Reason within two years following a Change in Control or (y) the Executive voluntarily delivers a Notice of Termination (as defined in Section 11(g)) terminating her employment for any reason during the 30-day period commencing on the 6-month anniversary of the date of the Change in Control, then the Executive shall, subject to Section 20, be entitled to the benefits set forth in this Section 11(e) in lieu of any other termination, separation, severance or similar benefits under this Section 11:

            i) On the Termination Date (as defined in Section 11(g)), the Company shall pay the Executive (reduced by any applicable payroll or other taxes required to be withheld) a lump sum severance payment, in cash, equal to the product of three (3) times the sum of the Executive's annual salary for the current year plus her target annual incentive payment for the current year (provided that if the Notice of Termination is given prior to the determination of the Executive's salary or target annual incentive payment for the year in which the Termination Date occurs, the amounts shall be the annual salary for the prior year and the greater of the target annual incentive payment for the prior year or the actual annual incentive payment earned by the Executive for the prior year). The current year shall be (A) for purposes of determining annual salary, the year then generally used by the Company for setting salaries for senior-level executives, and (B) for purposes of determining target annual incentive payment, the year then generally used by the Company for setting target annual incentive payments for senior-level executives, in which the Termination Date occurs, and the prior year shall be the 12-month period immediately preceding the current year.

            ii) Any compensation that has been earned by the Executive but is unpaid as of the Termination Date, including any compensation that has been earned but deferred pursuant to the Company's Deferred Compensation Plan or otherwise, shall be paid in full to the Executive on the Termination Date.

            iii) During the 36 months following the Termination Date (the "CIC Continuation Period"), the Company shall continue to keep in full force and effect all programs of medical, dental, vision, accident, disability, life insurance, including optional term life insurance, and other similar health or welfare programs with respect to the Executive and her dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such programs shall have been in effect with respect to the Executive immediately prior to the Termination Date (or, if more favorable to the Executive, immediately prior to the Change in Control), and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Termination Date (or, if more favorable to the Executive, immediately prior to the Change in Control) or, if the terms of such programs do not permit continued participation by the Executive (or if the Company otherwise determines it advisable to amend, modify or discontinue such programs for employees generally), the Company shall otherwise provide benefits substantially similar to and no less favorable to the Executive in terms of cost or benefits than she was entitled to receive at the end of the period of coverage, for the duration of the CIC Continuation Period. All benefits which the Company is required by this Section 11(e)(iii) to provide, which will not be provided by the Company's programs described herein, shall be provided through the purchase of insurance unless the Executive is uninsurable. If the Executive is uninsurable, the Company will provide the benefits out of its general assets.

            In the event the Executive obtains other employment during the CIC Continuation Period which provides health or welfare benefits of the type described in Section 11(e)(iii) hereof ("Other CIC Coverage"), then Executive shall notify the Company promptly of such other employment and Other CIC Coverage and the Company shall thereafter not provide the Executive and her dependents the benefits described in Section 11(e)(iii) hereof to the extent that such benefits are provided under the Other CIC Coverage. Under such circumstances, the Executive shall make all claims first under the Other CIC Coverage and then, only to the extent not paid or reimbursed by the Other CIC Coverage, under the plans and programs described in Section 11(e)(iii) hereof, provided, however, that if the Executive is eligible for health plan benefits as part of such Other Coverage, the Company shall no longer be obligated to provide any continuing health plan benefits.

            iv) The Executive shall be deemed to be completely vested under the Company's 401(k) Plan, Deferred Compensation Plan or other similar or successor plans which are in effect as of the date of the Change in Control (collectively, the "Plans"), regardless of the Executive's actual vesting service credit thereunder. Any part of the foregoing retirement benefits which are otherwise required to be paid by a tax-qualified Plan but which cannot be paid through such Plan by reason of the laws and regulations applicable to such Plan, shall be paid by one or more supplemental non-qualified Plans or by the Company. The payments calculated hereunder which are not actually paid by a Plan shall be paid within 30 days following the Date of Termination in a single lump sum cash payment (of equivalent actuarial value to the payment calculated hereunder using the same actuarial assumptions as are used in calculating benefits under the Plan but using the discount rate that would be used by the Company on the Date of Termination to determine the actuarial present value of projected benefit obligations).

            v) During the CIC Continuation Period, unless the Executive shall reach normal retirement age during the Continuation Period, the Executive may request in writing and the Company shall at its expense engage within a reasonable time following such written request and a reasonable cost an outplacement counseling service selected by the Executive (subject to the Company's consent which shall not be unreasonably withheld) to assist the Executive in obtaining employment.

            vi) Any vesting or service requirements with respect to any employee stock options, restricted stock or deferred stock units previously granted to the Executive and then outstanding shall be deemed fully satisfied.

      f) INELIGIBILITY FOR SEVERANCE PLAN PAYMENTS. Anything in this Agreement to the contrary notwithstanding, Executive shall not be entitled to any payment under any of the Company's severance plans, programs or arrangements.

      g) NOTICE OF TERMINATION. Any termination of the Executive's employment following a Change in Control pursuant to Section 11(e) shall be communicated by written "Notice of Termination" by the party affecting the termination to the other party hereto. Any "Notice of Termination" shall set forth (i) the effective date of termination, which shall not be less than 15 or more than 30 days after the date the Notice of Termination is delivered (the "Termination Date"); (ii) the specific provision in this Agreement relied upon; and (iii) in reasonable detail the facts and circumstances claimed to provide a basis for such termination and the entitlement, or lack of entitlement, to the benefits set forth in this Agreement.

12.   EXCISE TAX.

      In the event that the Executive becomes entitled to payments and/or benefits which would constitute "parachute payments" within the meaning of
Section 280G(b)(2) of the Code, the provisions of Appendix B hereto shall apply.

13.   PAYMENT OF CERTAIN COSTS.

      a) Except as otherwise provided in Section 28, if a dispute arises regarding a termination of the Executive or the interpretation or enforcement of this Agreement (a "Claim"), the Company shall pay for or reimburse the Executive, upon presentment of proper documentation, all reasonable legal fees and expenses incurred by the Executive and all arbitration costs in contesting any such termination or obtaining, enforcing or defending all or part of any right or benefit provided for in this Agreement, unless prohibited by law; provided, however, the Company shall not pay the Executive such fees and expenses as to any issue if (or, to the extent already paid by the Company, the Company shall be reimbursed by the Executive if) (i) the Company substantially prevails as to such issue, (ii) the Executive's Claim is in bad faith or frivolous, as determined by the arbitrator or court, as applicable, or (iii) to the extent that the arbitrator or court, as applicable, determines that such legal fees and expenses are unreasonable or inappropriate. In no event, however, shall the Executive at any time be liable to pay or reimburse the Company for any of its legal fees or expenses or any costs of arbitration.

      b) The Company shall reimburse the Executive for all reasonable legal fees and expenses for the negotiation and execution of this Agreement, up to a maximum of $20,000, subject to the Company's receipt of proper documentation thereof.

14.   MITIGATION.

      The Executive is not required to seek other employment or otherwise mitigate the amount of any payments to be made or benefits to be provided by the Company pursuant to this Agreement, and employment (including self-employment) by the Executive will not reduce or otherwise affect any amounts or benefits due the Executive pursuant to this Agreement, except as otherwise provided in Sections 4, 11(c)(iii) and 11(e)(iii).

15.   COMPANY POLICIES.

      The Executive shall strictly follow and adhere to all written policies of the Company which are not inconsistent with this Agreement or applicable law including securities laws compliance (including use or disclosure of material nonpublic information, restrictions on sales of Company stock, and reporting requirements), conflicts of interest (including doing business with the Company or its affiliates without the prior approval of the Board), and employee harassment.

16.   INDEMNIFICATION.

      The Company hereby covenants and agrees to indemnify and defend the Executive and hold her harmless both during the Term and thereafter to the fullest extent permitted by law and under the By-laws of the Company and the Company's Certificate of Incorporation against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, settlements, costs, expenses (including reasonable attorneys' and accountants' fees and disbursements), losses, and damages resulting from the Executive's good faith performance of her duties and obligations hereunder. The Company will also cover the Executive under directors' and officers' liability insurance both during and, while potential liability exists (for such reasonable period taking into account the applicable statute of limitations but in no event for more than six years), after the Executive's termination of employment in the same amount and to the same extent as the Company covers its other senior-level executives, but in no event at any lesser level or worse terms than those currently in effect as of the Effective Date; provided, however, that the Company shall not be obligated to maintain the same level or terms than those currently in effect as of the Effective Date if the cost of such insurance would be more than 130% of the cost of the insurance currently in effect as of the Effective Date.

17.   CONFIDENTIALITY.

      a) The Executive will not at any time (whether during or after Executive's employment with the Company) disclose or use for Executive's own benefit or purposes, or for the benefit or purpose of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets, information, data, or other confidential information relating to customers, employees, job applicants, services, development programs, prices, costs, marketing, trading, investment, sales activities, promotion, processes, systems, credit and financial data, financing methods, plans, proprietary computer software, request for proposal documents, or the business and affairs of the Company generally, or of any affiliate of the Company; provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public other than as a result of the Executive's breach of this covenant. The foregoing shall not prohibit (i) compliance with legal process provided that the Executive gives the Company prompt written notice thereof and cooperates with the Company (at the Company's sole expense) in its efforts to obtain a protective order for the confidential information or (ii) the Executive's use or disclosure of such confidential information as may be necessary, in her reasonable good faith judgment, to protect her legal rights. The Executive agrees that upon termination of her employment with the Company for any reason, she will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom (whether in written, printed or electronic form), in any way relating to the business of the Company and its affiliates. This shall not limit the Executive from retaining her personal phone directories and rolodexes as they exist as of the end of the Term provided all confidential information contained therein is first purged.

      b) The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

18.   COVENANT NOT TO COMPETE.

      a) IN GENERAL. The Executive agrees that during Executive's employment with the Company and for a period of one (1) year after the termination of such employment for whatever reason, she shall not, anywhere in the world:

            i) engage in any business, whether as an employee, consultant, partner, principal, agent, representative or stockholder (other than as a stockholder of less than a 1% equity interest in any publicly held company) or in any other corporate or representative capacity with any other business, whether in corporate, proprietorship, or partnership form or otherwise, where such business is engaged in any activity which competes with the business of the Company or its affiliates as conducted on the date the Executive's employment terminated or during the 180-day period prior thereto, or which will compete with any proposed business activity of the Company in the planning stage on such date or during such period; provided, however, that this Section 18(a)(i) shall not prohibit the Executive from providing services to a consulting, accounting or similar service firm provided that a majority of such firm's clients are not competitors of the Company or its affiliates and provided further that the Executive does not so provide services, directly or indirectly, for any company or other business entity which at any time during such period is a competitor of the Company or its affiliates;

            ii) solicit business from, or perform services for, or induce others to perform services for, any company or other business entity which at any time during the one (1) year period immediately preceding the Executive's termination of employment with the Company was a client of the Company or its affiliates; or

            iii) offer, or cause to be offered, employment with any business, whether in corporate, proprietorship, or partnership form or otherwise, either on a full-time, part-time or consulting basis, to any person who was employed by the Company or its affiliates or for whom the Company or its affiliates performed outplacement services, in either case at any time during the one
      (1) year period immediately preceding the date the Executive's termination of employment with the Company.

      For purposes of this Agreement, affiliates of the Company include subsidiaries 50% or more owned by the Company and the Company's franchisees and licensees.

      b) CONSIDERATION. The consideration for the foregoing covenant not to compete, the sufficiency of which is hereby acknowledged, is the Company's agreement to employ the Executive and provide compensation and benefits pursuant to this Agreement.

      c) EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

      d) REFORMATION. If the foregoing covenant no to compete would otherwise be determined invalid or unenforceable by a court of competent jurisdiction, such court shall exercise its discretion in reforming the provisions of this Section to the end that the Executive be subject to a covenant not to compete, reasonable under the circumstances, enforceable by the Company.

19.   NON-DISPARAGEMENT.

      a) During the Term and thereafter, Executive shall not act to damage the Company or its affiliates or the Company's or its affiliates' reputations or disparage the Company or its affiliates or their respective past or present officers, directors or employees (the "Protected Group"), provided that the foregoing shall not apply to truthful statements made in compliance with legal process or governmental inquiry or to defend the Executive's legal rights.

      b) During the Term and thereafter, neither the Company nor any of its affiliates, nor any then senior-level executive of the Company or any affiliates, shall act to damage the Executive or the Executive's reputation or disparage the Executive, provided the foregoing shall not apply to truthful statements made in compliance with legal process, governmental inquiry or as required by legal filing or disclosure requirements or to defend the legal rights of any member of the Protected Group.

      c) Each party acknowledges and agrees that the remedies of the other at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, each party agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

20.   RELEASE.

      a) Any amounts payable and benefits or additional rights provided pursuant to this Agreement beyond Accrued Obligations shall only be payable if the Executive delivers to the Company a release of all claims of the Executive (except with regard to claims for payments or benefits specifically payable or providable hereunder which are not yet paid as of the effective date of the release, claims under tax-qualified Plans, claims under COBRA, or claims relating to any rights of indemnification by the Company) occurring up to the release date with regard to the Protected Group in such form as reasonably requested by the Company.

      b) In the event that the Executive is required to provide the release provided in Section 20(a), the Company shall simultaneously provide to the Executive a release of all claims of the Company (except with regard to claims arising as a result of acts or omissions of the Executive which would constitute fraud or criminal activity) occurring up to the release date.

21.   COMPANY POLICIES, PLANS AND PROGRAMS.

      Whenever any rights under this Agreement depend on the terms of a policy, plan or program established or maintained by the Company, any determination of these rights shall be made on the basis of the policy, plan or program in effect at the time as of which the determination is made. No reference in this Agreement to any policy, plan or program established or maintained by the Company shall preclude the Company from prospectively or retroactively changing or amending or terminating that policy, plan or program or adopting a new policy, plan or program in lieu of the then-existing policy, plan or program.

22.   BINDING AGREEMENT; SUCCESSORS.

      a) This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For purposes of this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

      b) This Agreement shall be binding up and shall inure to the benefit of the Executive and the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, beneficiaries, devises and legatees. If the Executive should die while any amounts are payable to her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, beneficiary or other designee or, if there be no such designee, to the Executive's estate.

23.   NOTICES.

      For the purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Executive:

            Cinda A. Hallman
            118 Ponds Lane
            Greenville, DE 19807
            Facsimile: 302-651-7411

            With a copy (not itself constituting notice) to:

            Jerry L. Shulman, Esq.
            Williams & Connolly LLP
            725 12th St., N.W.
            Washington, DC 20005
            Facsimile: 202 434-5029

            If to the Company:

            Spherion Corporation
            2050 Spectrum Boulevard
            Fort Lauderdale, Florida 33309
            Facsimile: 954-938-7780
            Attention:  General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

24.   GOVERNING LAW.

      The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, without regard to principles of conflicts of laws.

25.   ENTIRE AGREEMENT; AMENDMENT.

      This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof. No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

26.   COUNTERPARTS.

      This Agreement may be executed in one or more counterparts (including by facsimile) each of which shall be deemed to be an original but all of which will constitute one and the same instrument.

27.   NON-ASSIGNABILITY.

      This Agreement is personal in nature and neither of the parties hereto shall assign, or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 22. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by her will or trust or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this paragraph the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

28.   RESOLUTION OF DISPUTES.

      a) Except as set forth in Section 28(b), the parties shall submit any claim, demand, dispute, charge or cause of action (in any such case, a "Claim") arising out of, in connection with, or relating to this Agreement (other than any determination of Disability) to binding arbitration in conformance with the J*A*M*S/ENDISPUTE Streamlined Arbitration Rules and Procedures or the J*A*M*S/ENDISPUTE Comprehensive Arbitration Rules and Procedures, as applicable, but expressly excluding Rule 28 of the J*A*M*S/ ENDISPUTE Streamlined Rules and Rule 31 of the J*A*M*S/ENDISPUTE Comprehensive Rules, as the case may be. All arbitration procedures shall be held in Fort Lauderdale, Florida and shall be subject to the choice of law provisions set forth in Section 24 of this Agreement.

      b) In the event of any dispute arising out of or relating to this Agreement for which any party is seeking injunctive relief, specific performance or other equitable relief, such matter may be resolved by litigation. Accordingly, the parties shall submit such matter to the exclusive jurisdiction of the United States District Court for the Southern District of Florida or, if jurisdiction is not available therein, any other court located in Broward County, Florida, and hereby waive any and all objections to such jurisdiction or venue that they may have. Each party agrees that process may be served upon such party in any manner authorized under the laws of the United States or Florida, and waives any objections that such party may otherwise have to such process.

29.   NO SETOFF.

      Except as specifically provided herein, the Company shall have no right of setoff or counterclaim in respect of any claim, debt or obligation against any payment provided for in this Agreement.

30.   NON-EXCLUSIVITY OF RIGHTS.

      Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries or successors and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries or successors. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

31.   WITHHOLDING.

      The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as are required to be withheld (with respect to amounts payable hereunder or under any benefit plan or arrangement maintained by the Company) pursuant to any applicable law or regulation.

32.   INVALIDITY OF PROVISIONS.

      In the event that any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law in any jurisdiction, the validity or enforceability of the remaining provisions thereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provision in any other jurisdiction. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited to the extent required by applicable law and enforced as so limited. The parties expressly acknowledge and agree that Sections 17, 18, 19 and 32 are reasonable in view of the parties' respective interests.

33.   NON-WAIVER OF RIGHTS.

      The failure by the Company or the Executive to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of the Company or the Executive thereafter to enforce each and every provision in accordance with the terms of this Agreement.

34.   REPRESENTATIONS AND WARRANTIES.

      a) The Company represents and warrants that it has the full power and authority necessary to execute and deliver this Agreement and to perform its obligations hereunder, and that all necessary corporate action has been taken to authorize the Company to take such actions. This Agreement has been duly executed by an authorized representative of the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms.

      b) The Executive represents and warrants that this Agreement constitutes a valid and legally binding obligation of the Executive, enforceable in accordance with its terms and that she has the legal right to enter into this Agreement and to perform all of the obligations on her part to be performed hereunder in accordance with its terms and that she is not a party to any agreement or understanding, written or oral, which could prevent her from entering into this Agreement or performing all of her obligations hereunder. In the event of a breach of such representation or warranty or if there is any other legal impediment that prevents the Executive from entering into this Agreement or performing all of her obligations hereunder, the Company shall have the right to terminate this Agreement immediately and shall have no further obligation to the Executive hereunder.

35.   CONSTRUCTION.

      No provision of this Agreement shall be interpreted or construed against any party because that party or its legal representative drafted that provision. The captions and headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "including but not limited to" or "including without limitation," (e) references to "hereunder," "herein" or "hereof" relate to this Agreement as a whole, and
(f) the terms "dollars" and

"$" refer to United States dollars. Any accounting term used herein without specific definition shall have the meaning ascribed thereto by U.S. generally accepted accounting practices. Any reference herein to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time. Any reference herein to any person shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such person, subject to Section 27.

                  [remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

PLEASE NOTE: BY SIGNING THIS AGREEMENT, THE EXECUTIVE IS HEREBY CERTIFYING THAT THE EXECUTIVE (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT;
(C) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THE AGREEMENT TO ASK ANY QUESTIONS THE EXECUTIVE HAS ABOUT THE AGREEMENT AND HAS RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; AND (D) UNDERSTANDS THE EXECUTIVE'S RIGHTS AND OBLIGATIONS UNDER THE AGREEMENT.

THIS AGREEMENT IN SECTION 28 CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

SPHERION CORPORATION


/s/ Lisa G. Iglesias
--------------------
By: Lisa G. Iglesias
Title: General Counsel, Vice President and Secretary

EXECUTIVE


/s/ Cinda A. Hallman
--------------------
Cinda A. Hallman

                                   APPENDIX A

                                Change in Control

      (a) A "Change in Control" of the Company shall be deemed to have occurred if:

      (i) the acquisition at any time by a "person" or "group" (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (excluding, for this purpose, the Company or any of its subsidiaries, any employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to such securities, or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 25% or more of the combined voting power in the election of directors of the then-outstanding securities of the Company or any successor of the Company;

      (ii) the termination of service as directors, for any reason other than death, disability or retirement from the Board, during any period of two (2) consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board, unless the election of or nomination for election of each new director during such period was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period;

      (iii) approval by the stockholders of the Company of liquidation of the Company;

      (iv) approval by the stockholders of the Company and consummation of any sale or disposition, or series of related sales or dispositions, of 50% or more of the assets or earning power of the Company; or

      (v) approval by the stockholders of the Company and consummation of any merger or consolidation or statutory share exchange to which the Company is a party as a result of which the persons who were stockholders of the Company immediately prior to the effective date of the merger or consolidation or statutory share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation following the effective date of such merger or consolidation or statutory share exchange.

      (b) Notwithstanding anything herein, no acquisition of beneficial ownership of securities of the Company, merger, sale of assets or other transaction shall be deemed to constitute a Change in Control for purposes of this Agreement if such transaction constitutes a "Management Approved Transaction." For purposes of this Agreement, a "Management Approved Transaction" shall be any transaction, which would otherwise result in a Change in Control for purposes of this Agreement, in which the acquiring

"person", "group" or other entity is either beneficially owned by, or comprised of, in whole or in part, three or more members of the Company's executive management, as such was constituted twelve months prior to such transaction, or is majority owned by, or comprised of, any employee benefit plan of the Company.

                                   APPENDIX B

                           Golden Parachute Provisions

      (a) In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code), or distribution to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement (or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) or otherwise in connection with, or arising out of, her employment with the Company (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (or any similar tax that may hereafter be imposed by any taxing authority) (such excise tax, similar tax, interest and penalties collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after (y) payment by the Executive of all such taxes (including any interest or penalties imposed with respect to such taxes and including any Excise Tax and any U.S. federal, state, and local income or payroll tax imposed upon the Gross-Up Payment), and (z) taking into account the amount of deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income (such amount to be determined by multiplying the amount of such deductions by the highest applicable marginal rate of federal, state or local taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, however, that the Executive shall not be entitled to receive any additional payments relating to any interest or penalties attributable to any action or omission by the Executive in bad faith.

      (b) An initial determination shall be made by an accounting firm mutually agreeable to the Company and the Executive and, if not agreed to within three days after the Date of Termination, a national independent accounting firm selected by the Executive (the "Accounting Firm"), as to whether a Gross-Up Payment is required pursuant to this Appendix B and the amount of such Gross-Up Payment. For purposes of determining whether any of the Payments and Gross-Up Payments (collectively, the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (y) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accounting Firm, such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (z) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of Section 280G of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence for the calendar year in which the Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.

      (c) To permit the Accounting Firm to make the initial determination, the Company shall furnish the Accounting Firm with all information reasonably required for such firm to complete such determination as soon as practicable after the Date of Termination, but in no event more than 15 days thereafter. All fees, costs and expenses (including the cost of retaining experts) of the Accounting Firm shall be borne by the Company, and the Company shall pay such fees, costs and expenses as they become due. The Accounting Firm shall provide detailed supporting calculations, reasonably acceptable both to the Company and the Executive within 30 days of the Date of Termination, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax). The Gross-Up Payment, if any, as determined pursuant to paragraphs
(b) and (c) of this Appendix B shall be paid by the Company to the Executive within five (5) business days of the receipt of the Accounting Firm's determination. If the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before the thirty-fifth day after the Date of Termination, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accounting Firm, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably satisfactory to the Executive that no Excise Tax will be imposed with respect to any Payment or Payments. Any such initial determination by the Accounting Firm of the Gross-Up Payment shall be binding upon the Company and the Executive subject to paragraph (d) below.

      (d) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Overpayment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment"). An Underpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the tax liability of the Executive (whether in respect of the then current taxable year of the Executive or in respect of any prior taxable year of the Executive) will be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment). An Overpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed (or shall be reduced) upon a Payment or Payments with respect to which the Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when (i) in the case of an Overpayment, the Executive has received from the applicable governmental taxing authority a refund of taxes or other reduction in her tax liability imposed as a result of a Payment or, in the case of an Underpayment, the Executive receives notice from a competent governmental authority that her tax liability imposed as a result of a Payment will be increased, and (ii) in the case of an Overpayment or an Underpayment, upon either (y) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (z) the statute of limitations with respect to the Executive's applicable tax return has expired. If an Underpayment occurs, the Executive shall promptly notify the Company, and the Company shall promptly pay to the Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment (other than interest and penalties attributable to any action or omission by the Executive in bad faith). If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by the Company to the Executive, and the Executive shall, within 10 business days of the occurrence of such Overpayment, pay the Company the amount of the Overpayment, with interest computed in the same manner as for an Underpayment. Notwithstanding the foregoing, in the event of an Overpayment, any portion of the Overpayment to be refunded to the Company shall not be required to be refunded by the Executive until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by the U.S. federal, state or local tax authority for the period it held such portion.

      (e) Notwithstanding anything contained in this Agreement to the contrary, in the event it is determined that an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable governmental taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

      (f) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Appendix B. In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at the Company's expense). In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive's representative shall cooperate with the Company and its representative.


                                      -33-